MS-4 (Shares)

A DEBENTURE

Made and signed in Tel-Aviv on March 12, 2007

WHEREAS	The undersigned **Federman Enterprises Ltd., a Private Company, No.51-227839-1** (hereinafter, jointly and severally - **the Mortgagor)** has received and or will in the future be receiving from time to time from Bank Hapoalim Ltd. (hereinafter: "**the Bank**"), credit, documentary credit, various loans, overdrafts on current account, current loan account or other account, various letters of indemnity and guarantees on behalf of the Mortgagor or on behalf of others at the request of the Mortgagor, discounting of bills, grant of extensions of time and various banking facilities and other banking services (all hereinafter referred to jointly and separately as - **Banking Services)**, on terms that have been agreed and/or shall be agreed from time to time in the future as regards all the said Banking Services;
THEREFORE	It has been agreed that the Mortgagor will secure the repayment of various sums of money in respect of which the Mortgagor is indebted to the Bank and/or will in future be indebted to the Bank in connection with provision of the Banking Services and/or in connection with other charges that are not Banking and/or other Services, all in accordance with the following terms and conditions:

SUBSTANCE OF THE DEBENTURE

1. **FOR ASSURANCE OF SPECIFIC BANKING SERVICES**
   This Debenture has been made in order to secure the full and precise payment of all such amounts as are due to or that shall become due to the Bank from the Mortgagor in connection with credit under a Letter of Undertaking dated March 26, 2007 for 20,000,000 US dollars (Twenty Million US dollars) (hereinafter - "**The Letter of Undertaking**") which it has received or will be receiving from the Mortgagor, including any charging of the Mortgagor's current account pertaining to the aforementioned Letter of Undertaking;

With the addition of all such other expenses and payments as are due to or that will become due to the Bank from the Mortgagor in accordance with and in connection with this Debenture (including what is stated in Sections 8 and 24 hereunder) (all such amounts are hereinafter jointly and severally called - **the Secured Sums**).

MORTGAGE AND CHARGE

2. As security for full and precise payment of all the Secured Sums, the Mortgagor hereby mortgages and charges in favor of the Bank and its substitutes (subject to Section 22 (a) hereunder) in a first ranking mortgage and charge and assignment by way of mortgage, such assets, and revenues from such assets and profits thereon as are specified **in a list attached hereto, which is marked with the letter "A"** and which constitutes an integral part of this Debenture (hereinafter referred to jointly and separately as - **the Mortgaged Assets).**

3. Cancelled

4. The Mortgaged Assets are also hereinafter called - **The Mortgaged Property.**
The Mortgage and charge created in accordance with this Debenture shall apply to any right to compensation and/or indemnity to which the Mortgagor is entitled because of loss of the Mortgaged Property, damage thereto or expropriation thereof.

DECLARATIONS OF THE MORTGAGOR

5. The Mortgagor hereby declares as follows:

   (a) That the Mortgaged Property is not charged, mortgaged or attached for the benefit of other parties.

   (b) That the Mortgaged Property is entirely owned by and in the exclusive possession of the Mortgagor.

   (c) That there is no restriction or legal condition or agreement that applies to transfer of the Mortgaged Property or to the mortgaging thereof.

   (d) That it is entitled to charge the Mortgaged Property.

   (e) That no assignment of a right or any other transaction has occurred which detracts from the value of the Mortgaged Property.

OBLIGATIONS OF THE MORTGAGOR

6. The Mortgagor hereby undertakes as follows:

   (a) To hold the Mortgaged Property solely in accordance with the instructions of the Bank;

   (b) Not to sell, transfer or otherwise dispose of the Mortgaged Property or any part thereof, nor permit any other person to exercise rights in relation to the Mortgaged Property in any way; not to forego nor waive either wholly or partially any claim or right that the Mortgagor has or shall have from time to time in connection with the Mortgaged Property, nor permit any other person to take any of the aforementioned actions without the previous and written consent of the Bank thereto;

(c) To give immediate notice to the Bank in any case of the imposition of an attachment on the Mortgaged Property, to immediately notify the attaching party of the mortgage in favor of the Bank and at its own expense and without delay to take all such steps as are necessary for the removal of such attachment;

(d) Not to mortgage or charge the Mortgaged Property in any manner and form in equal, prior or later rights to those of the Bank nor assign any right that the Mortgagor has in the Mortgaged Property without obtaining the previous and written consent of the Bank;

(e) To be responsible *vis a vis* the Bank for any defect in title of the Mortgagor in the Mortgaged Property and for the veracity, validity and correctness of all the signatures, endorsements and particulars of bills, documents and securities that have been furnished and/or may in future furnished to the Bank as security;

(f) To pay on time in accordance with any law, all such taxes and mandatory payments as are imposed on the Mortgaged Property and/or on the revenues deriving from it, and to furnish the Bank at its request with all the receipts for the said payments. If the Mortgagor does not make the said payments on time the Bank may pay them on the Mortgagor's account and charge it with payment thereof with the addition of expenses and interest at the maximum rate. Such payments are secured in this Debenture;

(g) To keep proper books of account and to permit the Bank or its representative to examine the books at any time. The Mortgagor undertakes to assist the Bank or its duly authorized representatives and to deliver to them on their first demand, any balance sheet, financial statement, account book, card and/or ledger, tape, books, documentary proof and other documents as well as any information that may be required by them including explanations concerning the financial and operational position of the Mortgagor and/or its business;

(h) Not to lend to the Mortgagor's shareholders nor repay existing or future loans in any year to the Mortgagor's shareholders, for as long as the Mortgagor has not paid the Bank the payments that are due from it to the Bank in respect of the Secured Sums where the date of payment thereof is overdue, without the previous and written agreement of the Bank. The Mortgagor undertakes to procure that its shareholders shall provide the Bank with an undertaking not to demand or claim repayment of the aforementioned loans;

(i) That the amount of holdings of the Mortgagor's shareholders in the Mortgagor, such as they are on the date of signature of this Debenture, shall not be less than 51%of the Mortgagor's issued share capital, without the previous and written agreement of the Bank, and this for as long as the Secured Sums are unpaid;

(j) Not to take any proceedings in respect of the Secured Sums which could adversely affect the ability of the Bank to realize this Debenture.

7. The Mortgagor undertakes to notify the Bank immediately;

(a) Of any case of a claim of any right of any security in favor of the Bank to which this Debenture applies and/or of any execution proceedings and/or other steps to realize such a security;

(b) Of any of the acts referred to hereunder in Section 11;

(c) Of any application that is submitted for winding-up the Mortgagor's business or for its receivership as well as any decision in relation to a structural change in the Mortgagor or of any intention to do so;

(d) Of a change of address.

INTEREST

8.

(a) The Bank may calculate interest on the Secured Sums at such rate as has been agreed and/or shall be agreed upon from time to time between it and the Mortgagor. In cases in which the interest rate has not been agreed the Bank may fix the interest rate which shall not exceed the maximum rate of interest and shall give notice thereof to the Mortgagor. The Mortgagor will be charged according to the said interest rate and the Bank may add the amounts of interest to the Capital Sum at the end of each month or at the end of any other period, as determined by the Bank;

(b) In any case of late payment of the Secured Sums or some of them, the Secured Sums shall bear late payment interest at such rate as has been agreed in the Letter of Undertaking. In the absence of any stipulation as to late payment of interest the Secured Sums shall bear interest at the maximum rate;

(c) In any instance in which the right is conferred on the Bank to realize the securities in accordance with this Debenture the Bank will be entitled to increase the rates of interest on the Secured Sums up to the maximum interest rate.

PAYMENT DATES

9. The Mortgagor hereby undertakes to repay the Bank all the Secured Sums and any part thereof punctually on such repayment dates as have been stipulated and which may be stipulated in the future from time to time.

10. Subject to what is agreed in the documents in relation to placement of the Secured Sums, including the Letter of Undertaking, the Bank will be entitled not to accept early repayment of the Secured Sums or any part thereof before the date of payment thereof falls due and the Mortgagor will not be entitled to redeem the Mortgaged Property either wholly or in part by repayment of the Secured Sums and/or any part thereof prior to the due repayment dates thereof. The Mortgagor and/or the guaranteed party or any person whose right is

likely to be prejudiced by the granting of this Debenture or by its realization, shall have no right under Section 13 (b) of the Pledges Law, 5727 - 1967, or under any legal provision that replaces it.

11. Without prejudice to the generality of the provisions of this Debenture the Bank may in any one of the cases enumerated hereunder, call for the immediate repayment of some or all of the Secured Sums and charge the said amount to any account of the Mortgagor in the Bank and the Mortgagor undertakes to pay all the Secured Sums, and the Bank will be entitled to take all such steps as it deems appropriate for recovery of the Secured Sums and realize such Mortgaged Property in any way that is permitted by law, at the Mortgagor's expense:

(a) If the Mortgagor commits a breach of or fails to perform any of the terms and conditions of this Debenture or if the Mortgagor commits a breach of other obligations that the Mortgagor has undertaken and/or will in future be entering into *vis a vis* the Bank in relation to the Secured Sums, and has not rectified such breach within two weeks from receipt of a written demand of the Bank and/or if it should transpire that any of the declarations made by the Mortgagor in this Debenture and/or any other declaration that has been made and/or furnished to the Bank by the Mortgagor is untrue or is inaccurate;

(b) If the Mortgagor adopts a resolution for voluntary winding-up; and/or if a winding-up petition is filed against the Mortgagor and/or a winding-up order is issued against the Mortgagor; and/or if a temporary, permanent or other liquidator is appointed for the Mortgagor, or a Special Manager or Trustee and/or if an application is filed for a stay of proceedings in relation to the Mortgagor and/or an order is issued for such a stay of proceedings; and/or if contacts are being conducted for the purpose of formalization of an arrangement or comprise proposal between the Mortgagor and its creditors and/or its shareholders or between them and any particular class thereof and/or if such an arrangement or compromise proposal is approved; and/or if the name of the Mortgagor is about to be struck-off or is in the future struck-off from any register that is kept by law;
Notwithstanding the foregoing it is agreed in relation to cases in which applications have been filed for winding-up and/or a stay of proceedings (other than with the agreement of or at the initiative of the Mortgagor) and/or for arrangements and/or a compromise proposal by third parties (in other words neither by the Mortgagor nor by the Bank), then if no orders have yet been made in respect thereof in accordance with such applications - and the relevant application is dismissed within 30 days from having been filed or in a case in which such orders have been issued - and the orders have been set aside within 30 days of having been issued, and in the opinion of the Bank no other ground has arisen for calling for the immediate repayment of the Secured Sums, the Bank shall not continue with proceedings for realization of the Mortgage under this Debenture, in so far as such proceedings have commenced, and such proceedings on its part shall be set aside.

(c) If an application is filed for receivership of the Mortgaged Property or any part of it and/or if an order is issued for such receivership and/or if a permanent and/or temporary and/or other receiver is appointed over the said property;
notwithstanding the foregoing it is agreed that with regard to cases in which applications have been filed for receivership by third parties (in other words not by the Mortgagor or the Bank), then if no orders have yet been made in respect thereof in accordance with such applications - and the relevant application is dismissed within 30 days from having been filed or in a case in which such orders have been issued - and the orders have been set aside within 30 days of having been issued, and in the opinion of the Bank no other ground has arisen for calling for the immediate repayment of the Secured Sums, the Bank shall not continue with proceedings for realization of the Mortgage under this Debenture, in so far as such proceedings have commenced, and such proceedings on its part shall be set aside.

(d) If an attachment is imposed or action is taken to levy execution, or similarly, or any other collection proceeding is taken on some or all of the Mortgagor's Property and/or on the Mortgaged Property, in respect of a debt that exceeds $40,000,000 in aggregate and such attachment has not been removed within 30 days, or if within such period of 30 days the Mortgagor has not satisfied the Bank at its sole discretion that nothing by virtue of such attachment precludes the performance of the Mortgagor's obligations *vis a vis* the Bank;

(e) If the amount of holdings of the Mortgagor's shareholders, such as they are as of the date of signature of this Debenture, is less than 51% of the Mortgagor's issued share capital;

(f) If the Mortgagor has ceased paying its debts and/or carrying on its business for a period that exceeds 30 days;

(g) If work or a substantial part thereof ceases at the Mortgagor's premises for a period of 60 days or more;

(h) If it appears to the Bank at its sole discretion, that an event has occurred which is likely to adversely affect the financial ability of the Mortgagor, in a manner that precludes and/or will in the future preclude performance of the Mortgagor's obligations *vis a vis* the Bank and the Mortgagor has not rectified what it is necessary to rectify (insofar as it can be rectified) within 14 days of receipt of a detailed demand for the same in writing from the Bank;

(i) If the Mortgagor is late in payment of any of the secured sums for more than 7 days and has not rectified such breach within 14 days of receipt of the Bank's written demand;

(j) If the number of the Mortgagor's shareholders and/or the number of members that constitute the Mortgagor falls below the minimum that is required by law, for a period that exceeds 30 days;

(k) If the Mortgagor requests to make early repayment of some or all of the debts and liabilities which the Mortgagor owes and/or will in future owe other creditors and this could in the opinion of the Bank and according to its exclusive estimation adversely effect its ability to meet its obligations to the Bank under the Letter of Undertaking;

(l) If the Mortgagor commits a breach of its obligation to furnish the Bank with balance sheets, financial statements, books of account and other documentary proof in connection with the state of its business, or if the Mortgagor commits a breach of regulations of competent authorities requiring the furnishing of and/or publication of various reports and documents that are required by law, and such breach has not been rectified within 14 days of receipt of a written demand from the Bank.

THE BANK'S RIGHTS

12. The Bank's rights as stated in this Section 12 and in all its sub-sections in relation to the Bank's rights of lien and of set-off shall be exercisable by the Bank upon the occurrence of one or more of the events enumerated above in Section 11, or if an act or omission occurs as stated above in Section 11 which has not yet matured into a "breach event" because the period of grace has not yet expired, if such a period has been granted, for the rectification of such events or because notification, if required for such purpose, has not yet been sent by the Bank, and the Bank believes that delaying the exercise of its rights is likely to cause a deterioration in the Bank's position or prejudice any of its rights - as a result of cases of imposition of an attachment order, notification of an order for the receivership of the Mortgagor or a similar event, then in such circumstances the Bank may take action to exercise its rights under Section 12 immediately without waiting for the period of grace to expire or for the sending of notification by the Bank, whichever is applicable.

(a) Subject to what is stated hereunder in Section 30, what is stated in this Section shall apply, as follows: (1) the Bank shall have rights of retention, lien, set-off and charge over all such amounts, assets and rights as arise from the Mortgaged Property. (2) The Bank may withhold such assets until full settlement of the Secured Sums. In a case in which the amounts being set-off are deposited in a currency in which the Secured Sums are not quoted, the Mortgagor hereby gives the Bank advance instructions to sell the credit balance in such other currency at such rate as shall be stipulated by the Bank or as the Bank shall obtain for it at that time and to credit the proceeds of sale, after deduction of the necessary expenses and commissions, against the Secured Sums.

(b) Without derogating from the Bank's right of lien as stated above in Section 12 (a) and subject to what is stated hereunder in Section 30 the Bank may at any time:

(1) To set-off any of the Secured Sums that are due from the Mortgagor against amounts as stated above in sub-section (a), which are due to the Mortgagor from the Bank in any account in Israeli currency or in foreign currency, in any manner or on any ground and this even prior to the date of payment of the amounts due to the Mortgagor from the Bank as aforesaid, against which a set-

off is to be made, but in the case of a set-off against deposits in savings plans, not before the date on which the Mortgagor was entitled to demand early payment of such deposits.

(2) To purchase for the Mortgagor's account any amount in foreign currency that is necessary in order to repay any amount of the Secured Sums or sell any foreign currency that is standing in the Bank to the credit of the Mortgagor and to use the proceeds of sale in order to settle any amount of the Secured Sums.

(3) To charge any account of the Mortgagor with any amount of the Secured Sums. Provided that if the state of any such account does not permit it to be charged by the Bank for the purpose of the final payment of any amount, the Bank will be entitled not to charge the account, and if it has done so, it will be entitled to cancel any such charge and to treat any amount in respect of which the charge has been cancelled as an unpaid amount on account of the Secured Sums and may accordingly take any action that it sees fit in accordance with this Debenture.

(4) To effect such a set-off as stated in this Section as above, in any event, without any prior notice, provided that in the following cases the Bank may make a set-off as stated above in this Section, on early notice which shall be given to the Mortgagor 14 (fourteen) days prior to the date on which such set-off is effected;

(a) In a case of a set-off against amounts, in respect of which the date of payment has not yet fallen due.

(b) In a case of a set-off from a fixed deposit which but for such set-off would have been extended or renewed automatically, to the effect that rights or benefits would have derived from it to the Mortgagor.

(c) Notwithstanding what is stated above in Paragraph 4 (a), if a deferment in effecting the set-off is likely to cause a deterioration of the Bank's position or prejudice any of its rights, the Bank may effect such a set-off immediately. Furthermore in a case in which notice has been sent to the Mortgagor, and during the fourteen day notice period an attachment order, notification of an order for the Mortgagor's receivership or a similar event, arrives, the Bank may effect the set-off immediately.

(c) The Mortgagor hereby declares that it is aware that in cases in which the Bank exercises its rights of set-off as aforementioned prior to the repayment date of any of the whole or part of a deposit of the Mortgagor, changes to the detriment of the Mortgagor are likely to occur in all matters pertaining to the Mortgagor's rights in respect of or in connection with such deposit (for instance, in relation to interest rates, linkage differentials, exchange rate differentials, rights to bonuses or loans, exemption from or deduction from income tax and deductions at source - if the Mortgagor had such rights under the terms of such deposit). The Mortgagor shall

bear all such expenses and payments as are customary at that time in the Bank for the purpose of taking such action.

(d) Any purchase or sale as stated above in sub-section 12 (b) (2) shall be made at the Bank's usual rate, out of amounts in Israeli currency or out of amounts in foreign currency, as the case may be, that are standing in the Bank to the credit of the Mortgagor or that are received from the realization of any securities that have been provided and/or will in the future be provided to the Bank by the Mortgagor.
The term "**the Bank's usual rate**" - means - with regard to any purchase of foreign currency for the Mortgagor's account and subject to any benefits approved for the Mortgagor at that time - the highest rate for checks and transfers that the Bank is charging at the relevant time, for a sale to its customers of the relevant foreign currency in consideration of Israeli currency, with the addition of exchange commission and any tax, surcharge, mandatory and/or other payments etc., and with regard to any sale of foreign currency from the Mortgagor's account and subject to any benefits approved for the Mortgagor at that time - the lowest rate for checks and transfers that the Bank is charging at the relevant time for purchase of the relevant foreign currency from its customers in consideration of Israeli currency, after deduction of exchange commission and any tax, surcharge, mandatory and/or other payments etc.

13. The Bank may at any time charge any of our accounts including any account that we are holding jointly and separately with other account holders for any amount that is due and/or that shall become due from us in any way, including in accordance with a written demand that has been addressed to us by the Bank as stated hereunder in Section 24, and this irrespective of whether our account that is being charged is in credit balance or in debit balance (including where a debit balance arises from it having been charged by the Bank, as aforesaid), and this without derogating from the Bank's rights under Section 8 (b) above. We agree that in any case in which a written demand is addressed to us by the Bank and to which we do not respond within the period of time specified in such demand, the Bank may act as aforementioned in the opening passage of this Section 13, and charge any of our accounts with the requisite amount. Furthermore, it may at any time attribute any amount that it receives from us and/or on our behalf to the credit of such account as it deems appropriate and transfer any amount standing to our credit to any other account that it sees fit.

14. The Mortgagor confirms that the Bank's books and accounts as verified by it shall be deemed to be correct and shall act as *prima facie* evidence against it in relation to all particulars thereof, and *inter alia* in all matters pertaining to calculation of the Secured Sums and any other matter connected with this Debenture.

15. The Bank will be entitled at its sole discretion, to accept or refuse to accept any instructions or notifications that are given to it verbally, by telephone or by facsimile or in any other way that is unreliable and/or is not in clear and legible handwriting. In the event of the Bank agreeing to act in accordance with the instructions of the Mortgagor and/or the guaranteed party, other than in accordance with a normal written instruction, the Mortgagor

assumes any liability for any error, misunderstanding or conflict and for any damage and/or loss and/or expense that may be caused or incurred as a result of the giving of such instructions.

16. Without derogating from the other provisions of this Debenture, no waiver, extension, indulgence, silence, abstention from action (hereinafter - **waiver**) on the part of the Bank in relation to the non-performance or partial performance or incorrect performance of any of the Mortgagor's obligations under this Debenture, shall be deemed to be a waiver on the part of the Bank of any right other than as an agreement restricted to the particular circumstance in which it was given or made.

17.

(a) In each of the cases specified above in Section 11 the Bank may exercise all its rights under this Debenture, including realization of the Mortgaged Property, either partially or in its entirety, and utilize the proceeds thereof for repayment of the Secured Sums without the Bank being under any obligation to first realize other guarantees or securities, if the Bank is in possession of any such guarantees or securities;

(b) Cancelled

(c) The Bank may through the Court or by means of the Execution Office or in any other way prescribed by law, realize the Mortgage Property or any other property, *inter alia* by appointment of a Receiver or a Receiver and Manager on behalf of the Bank in whom *inter alia* the following powers shall be vested, and he may:

(1) Take possession of all or part of the Mortgaged Property.

(2) Manage the Mortgagor's business or participate in the management thereof, as he sees fit.

(3) Sell or agree to a sale of the Mortgaged Property in its entirety or part thereof, transfer or agree to dispose of it in any other way, in accordance with such terms and conditions as he deems appropriate.

(4) To make any other arrangement in relation to the Mortgaged Property or any part of it as he deems appropriate.

(d) All such revenues as are received by the Receiver or by the Receiver and Manager from the Mortgaged Property as well as any consideration that is received by the Bank and/or by the Receiver or the Receiver and Manager from the sale of the Mortgaged Property or part thereof shall be attributed in the following order:

(1) In payment of all such expenses as have been incurred and will in future be incurred in connection with recovery of the Secured Sums and including expenses of the Receiver or of the Receiver and Manager, and his remuneration

of such amount as shall be fixed by the Bank or shall be approved by the Court or the Execution Office.

(2) In payment of the Secured Sums that are due to the Bank as a result of terms as to linkage, interest, payment of damages, commission fees and expenses that are due to and that will become due to the Bank under this Debenture.

(3) In payment of capital of the Secured Sums.

Or in any other order of attribution as shall be decided by the Bank.

18. If at the time of a sale of the Mortgaged Property the date for repayment of the Secured Sums or any part thereof has not yet fallen due or where some of them will only become due to the Bank contingently in the future, the Bank will be entitled to collect from the proceeds of sale an amount that is sufficient in order to cover the Secured Sums, and such amount as is to be collected and which has not yet been attributed for payment of the amounts referred to above in Section 17 (d) shall be charged to the Bank as security for the Secured Sums and shall remain in the possession of the Bank until they are duly paid.

NATURE OF THE SECURITIES

19.

(a) The securities that have been given and/or that will in future be given to the Bank under this guarantee are of a continuing nature and shall remain in force until the Bank confirms in writing that this Debenture has been cancelled, provided that immediately upon repayment of the Secured Sums the charge of the Mortgaged properties under this Debenture shall be cancelled.

(b) During the period commencing on the date on which this Debenture is amended, to the effect that the total of all the said shares in the Company that are to be charged in favor of the Bank as part of the Mortgaged Property shall be 2,350,000 Ordinary Shares, and terminating on the date of full repayment of the Secured Sums, the Bank shall at the Mortgagor' request, examine the ratio between the unpaid debit balance in respect of the Secured Sums and the average closing price of the said shares that are mortgaged to the Bank as part of the Mortgaged Property in accordance with this Debenture, as at the date of such examination, as it was on the Tel Aviv Stock Exchange, during the last 30 trading days prior to the date of such examination (hereinafter referred to in this Section as: "the Debt Ratio").

(c) If upon such examination, the Bank finds that the Debt Ratio is lower than 0.52 the Bank shall agree, at the Mortgagor's request, to release from the applicability of the charge under this Debenture, some of the aforementioned mortgaged shares, in groups of at least 50,000 shares on each occasion, to the effect that following release of such shares the Debt Ratio shall not in any event exceed - 0.52.

20. Cancelled

21. Cancelled

22. **RIGHT OF TRANSFER; DISCLOSURE OF INFORMATION.**

(a) The Bank may at any time at its sole discretion and without having to obtain the Mortgagor's consent, transfer its rights under this Debenture and/or its rights in connection with the Mortgaged Property (hereinafter: **the said rights**), to any other person and/or corporate body, either within Israel or outside Israel (hereinafter: **the Transferee**), subject to the provisions of this Section hereunder (except either directly or indirectly to Bank Leumi Israel Ltd.), provided that the Bank is left with at least 50.01% of the said rights and the Bank shall be the exclusive Manager of the Loan and represent the Transferee in the context of management of the Loan, *vis a vis* the Mortgagor. The Mortgagor undertakes to collaborate, in so far as is necessary for the purpose of transferring the said rights, and including the signature of any document that may be required in relation thereto.
"**Transfer**" means - a sale and/or assignment of the said rights, either wholly or partially, directly as well as by means of a sale of rights of participation in the said rights and in any other manner that the Bank shall see fit. Such a transfer can be made in favor of one Transferee or a number of Transferees, at the same time or from time to time.

(b) The Bank may at any time disclose information (as such is defined hereunder) pertaining to a transfer of the said rights, to any person and/or corporate body, whether within Israel or outside Israel with whom the Bank is conducting or is likely to be conducting negotiations in the future for the transfer of the said rights to it (hereinafter: "**a Potential Contracting Party**"). The Bank may also disclose information to its advisors and/or to those acting on behalf of any Potential Contracting Party and also to companies engaged in credit rating, for the purpose of rating the rights (hereinafter: "**Advisors**"). Disclosure of the information shall be made subject to the Potential Contracting Party and/or his Advisors signing a non-disclosure document, in such form as shall be acceptable to the Bank.

"**Information**" means - any information currently at the Bank's disposal and/or which shall be in its possession in the future, and including information that has been forwarded to the Bank by the Mortgagor, which at the Bank's discretion, it is necessary or advisable to pass on in connection with the transfer of the said rights, including information about credit, loans and any other Banking Service that has been given and/or that will be given in the future to the Mortgagor, information about the mortgages and securities that have been given and/or that will in future be given as security for the same, as well as information about the Mortgagor.

(c) The Mortgagor will not be authorized to transfer to another party, any right or obligation in relation to this Debenture, without obtaining the previous and written consent of the Bank.

NOTICE OF OBJECTION

23. The Mortgagor undertakes to notify the Bank of any objection or opposition that it may have, if any, in relation to any account, account summary, certification or any notification that it receives from the Bank, including receipt of information by means of update. If the Mortgagor does not object or signify its opposition within 21 days of the dispatch of such account, account summary, certification, or said notification, the Bank may treat it has having been confirmed as correct.

24. EXPENSES

Without derogating from the Bank's rights as specified in this Debenture, all the expenses and commissions in connection with this Debenture (as specified in the Bank's Schedule of Tariffs) shall be paid by us to the Bank, with the addition of interest at the maximum rate from the date on which they were incurred or upon the expiration of 14 days from the date of demand for them (as specified hereunder), as the case may be, until their actual payment in full.

(a) The Bank shall be entitled to charge any of our accounts, as specified above in Section 13, with all such expenses and commissions as pertain to the day to day operation of this Debenture, immediately upon them having been incurred. Such expenses and commissions include *inter alia* (and without derogating from the generality of the foregoing), charges for handling the securities, collection charges and for the registration of documents.

(b) Expenses and commissions pertaining to preservation of the Mortgaged Property as well as the expenses and commissions pertaining to the realization of securities, shall be paid by us to the Bank upon its first written demand. Such expenses and commissions include *inter alia* (and without derogating from the generality of the foregoing), expenses of taking recovery proceedings (and including the reasonable professional remuneration of the Bank's Attorneys.

All the said expenses and commissions, with the addition of interest thereon as stated in Section 8(b) of this Debenture, shall be secured by this Debenture, until they are fully paid, by means of the Mortgaged Property and the securities that have been given by us and/or will in future be given by us to the Bank.
For the removal of doubt it is clarified that all that is stated above in this Section 24 is subject to what is stated in Section 28 of the Letter of Undertaking in relation to the loan allocation fees and commission for preparation of documents, and in any case of conflict the provisions of Section 28 of the Letter of Undertaking in relation thereto shall take precedence.

LIABILITY OF THE MORTGAGOR

25. The obligations of the Mortgagor under this Debenture shall not be prejudiced by any change of name, or in the structure or composition of the Mortgagor.

25. INTERPRETATIONS

In this Debenture -
(a) The singular includes the plural and *vice versa*;
(b) The male gender includes the female and *vice versa;*
(c) **"The Bank"** means Bank Hapoalim Ltd. and each of its existing branches on the date of this Letter of Undertaking and/or those that are opened anywhere in the future, either in Israel or outside Israel, its transferees and substitutes and those acting with the authority of the Bank;
(d)"Bills" means - promissory notes, bills of exchange, checks, undertakings, guarantees, securities, assignments, bills of lading, deposit notes and any other negotiable instruments;
(e) **"Interest at the Maximum Rate"** means: the maximum interest charged by the Bank from time to time on debit balances on a normal current account (with no credit framework facility) or the maximum interest charged by the Bank from time to time on credit that exceeds a current loan account framework - whichever is the higher of the two;
(f)"Change of Structure" means a merger as defined in the Companies Law, 5759-1999; and also any transaction the outcome of which is acquisition of assets and/or liabilities of others, other than in the ordinary course of business, and also acquisition by others of assets and/or liabilities of the Mortgagor and/or the guaranteed party other than in the ordinary course of business.
(g) **"Control"**- shall have the meaning assigned to it in the Securities Law, 5728-1968
(h) Cancelled
(i) **"US Dollar"** - the United States of America Dollar at its value according to the representative rate published by the Bank of Israel from time to time.
(j) **"The Bank's Books"** shall be construed as also including - any book, register, account statement, copy of an account statement, loan contract, letter of undertaking, deeds signed by the Borrower, ledger cards, folio, tape, all means of storage of data for computer purposes as well as any other means of storage or retrieval of data;
(k) In any case in which, in accordance with this Debenture, the Bank may take any action, it shall not be under an obligation to do so;
(l) In any case in which the right is conferred on the Bank to charge any account of the Mortgagor, the Bank may charge such account irrespective of whether it is in credit balance or debit balance, and including where such debit balance is created as a result of the charging of such account by the Bank, as aforesaid;
(m) The section title headings have been inserted to act solely as a means of reference and shall not be used in the interpretation of this Debenture;
(n) The preamble to this Debenture constitutes an integral part of it;
(o) **"The said shares"** - as they are described in and as they are defined in Appendix A to this Debenture.
(p) **"The Company"** - as such is defined in Appendix A to this Debenture.

NOTIFICATIONS AND WARNINGS

27. Any notification that is sent through the mail by the Bank to the Mortgagor in a registered or ordinary letter to the aforementioned registered address or to the address of the Mortgagors registered office or to such other address as the Mortgagor and/or the guaranteed party shall notify the Bank in writing, shall be deemed to be lawful notice received by the Mortgagor within 4 business days from the time that the letter was sent

containing such notice. A written declaration from the Bank shall constitute evidence as to the date of dispatch of the notice. Any notice that is given to the Mortgagor in any other manner shall be deemed to have been received by it at the time at which it was given or on the date of its publication.

THE SUBSTANTIVE LAW

28.

(a) This Debenture shall be construed under and in accordance with the Laws of the State of Israel.

(b) The exclusive place of jurisdiction for the purposes of this Debenture is hereby stipulated to be as follows: In the competent Court of Law in Tel Aviv-Jaffa.

SPECIAL CONDITIONS AND PLACE OF JURISDICTION

29. The Mortgagor agrees and confirms, upon its signature of this Debenture, **that the share certificates in respect of the said shares shall be held by Poalim Trustee Services Ltd. (**hereinafter: - **the Trust Company**), to the effect that the Trust Company shall hold them as Trustee on behalf of the Mortgagor as the owner, of the first part, and on behalf of the Bank as proprietor of a first ranking mortgage, of the second part. The Bank, the Mortgagor and the Trust Company shall sign a Trusteeship Agreement governing all the terms and conditions pertaining to the foregoing. In addition the Mortgagor hereby undertakes as follows:

(a) Upon the first demand of the Bank, to take all such steps as are necessary in the opinion of the Bank, in order that the power of the mortgage of the said shares and the rights thereof and/or over what may be granted in the future by the exercise of any such right, if exercised, shall be valid *vis a vis* other creditors of the Mortgagor and including - to sign, to such degree as is necessary, a new and/or additional debenture and/or an amendment of this Debenture as well as any other documents that are required by the Bank for such purposes;

(b) The Mortgagor undertakes to notify the Bank in writing, immediately upon becoming aware of the same, of any intention to make any change in the Documents of Incorporation of the Company, as well as to oppose the making of any change in the Documents of Incorporation of the Company which will or might prejudice some or all of the rights of the Bank in relation to the said shares, and/or the rights of the Bank and/or liabilities of the Mortgagor *vis a vis* the Bank, including in connection with this document and/or any other document that has been made and/or may be made in the future by the Mortgagor in favor of the Bank and/or any other agreement that has been signed and/or that may in future be signed between the Mortgagor and the Bank;

For the removal of doubt it is clarified that the mechanism set forth in this Section 29 is intended solely to assure the charges under this Debenture in relation to the Secured Sums alone and not in connection with any other liability of the Mortgagor to the Bank and accordingly the Bank has confirmed to the Mortgagor that immediately upon repayment of the Secured Sums the Bank will give notice in writing to the Trust Company and to the Mortgagor, pursuant to which the Trust Company will be required to forthwith deliver the

share certificates to the Mortgagor and the other documents that the Mortgagor is to deliver to it, as aforesaid.

(c) Commencing from the date of the occurrence of a breach event as such is defined hereunder in Section 30, the following shall apply:

1) Until full and precise repayment of the Secured Sums to the Bank, any receipt (as such is defined hereunder) shall be deposited in the Mortgagor's account, and shall continue to be charged to the Bank.

"**Receipt**" - means:

Any amount that is distributed as a dividend in respect of the said shares (including bonus shares and/or any other shares that are issued and/or are distributed, if any, in respect of, in connection with and/or instead of the said shares); and/or -

2) The Mortgagor hereby instructs the Bank and the Trust Company by way of an irrevocable and unconditional instruction, to use the Receipt in accordance with what is specified hereunder as follows:

(i) The Receipt shall remain deposited in the Mortgagor's account until the next repayment date thereafter of amounts on account of the Secured Sums (hereinafter - **the repayments**); to the effect that if the repayment date has fallen due as aforesaid, the Receipt shall be utilized for making the repayments, in such order of attribution at the discretion of the Bank.

(ii) If after implementation of the foregoing in subsection (i) any balance remains of the Receipt (hereinafter - **the balance),** in that event the such balance shall be utilized for payment of other amounts that shall become due from time to time, to the Bank from the Mortgagor on account of the Secured Sums, on any date on which repayment thereof is due to the Bank.

3) Until use is made of the Receipt in accordance with the foregoing in subsection (i) above, and for as long as a balance exists, the Receipt or the balance, as the case may be, shall be invested in Israeli Currency deposits in accordance with such instructions as are given by the Mortgagor to the Bank, and they shall be charged to the Bank. For as long as the Mortgagor has not notified the Bank otherwise, the Receipt or the balance, as the case may be, shall be invested in a weekly renewable deposit or in a current loan account in an interest bearing credit foreign currency account and shall be charged to the Bank (provided that at least seven days remain until the next repayment date of amounts on account of the Secured Sums). It is clarified that the short term deposit shall be released in order that it may be utilized, as stated above in sub-paragraph (i), on the date on which at least seven days remain until the next repayment date of amounts on account of the Secured Sums.

The Mortgagor undertakes to sign, on the first demand of the Bank and as a pre-condition for deposit of the Receipt or balance, as the case may be, in a deposit as aforesaid (either as instructed by it or on a short term deposit), a debenture by way of charge of such deposit, in any case in which the Bank believes that this is necessary.

30. Notwithstanding what is stated in this Debenture, the moneys that are to be paid and/or that are to be made available for payment in respect of the Mortgaged Property or in accordance

with the charge under this Debenture at any time, shall be released for the Mortgagors day to day activity and shall be paid to it direct or to its order and shall not be seized by the Bank for as long as the Bank has not called for the immediate repayment of the Secured Sums in accordance with what is stated above in this Debenture (hereinafter- a breach event). The moment that a breach event has occurred the Mortgagor undertakes to deliver to the Company for its signature, upon the first demand of the Bank, an irrevocable instruction duly signed by the Mortgagor for payment of the moneys that are to be paid and/or that are to be made available for payment in respect of or under the charge in accordance with this Debenture, to the Bank. Such moneys shall immediately upon their deposit in the Mortgagor's account or in such other account to which the Bank shall direct, be utilized for repayment on account of the Secured Sums, in such order of attribution as the Bank shall decide at its discretion, and the Mortgagor hereby gives the Bank an irrevocable instruction to act as aforesaid.

It is further clarified that for as long as the Bank has not notified the Mortgagor of the occurrence of a breach event, in that event notwithstanding what is stated above in this Debenture, but without prejudice to the foregoing contents of Section 29 (b), the Mortgagor alone will be entitled to receive from the Company notifications as to the convening of meetings of shareholders of the Company and exercise the full voting right vested in it by virtue of the said shares that are charged as part of the Mortgaged Property, at the sole discretion of the Mortgagor.

The foregoing obligations of the Mortgagor are irrevocable and the Mortgagor will not be entitled to cancel or vary them without first obtaining the written consent of the Bank thereto.

AND IN WITNESS WHEREOF THE PARTIES HAVE SIGNED:

(-)

____

Federman Enterprises Ltd

	Michael Federman	Chairman	
	Name of Signatory	Position of Signatory	
	Dov Nineveh	Finance Director	
	Name of Signatory	Position of Signatory	

Lawyer's Certification

I the undersigned, Raphael Malman, Advocate, hereby acting as the Attorney of Federman Enterprises Ltd., Private Co. No. 51-227839-1, hereby certify that the above document was signed by the said Company by means of Messrs Michael Federman Identity Card No.06321798 and Dov Nineveh Identity Card No.10939163, they being officeholders in the Company as stated in Section 39 of the Companies Law, 5759-1999, and this in accordance with a resolution of the Company which was duly adopted and in accordance with the documents of incorporation of the Company, and that the said signatures duly bind the Company in all respects.

March 12, 2007	Raphael Malman, Advocate
	(-)
Date	License No. *Illegible*
	Signature and Seal
	16 Abba Hillel Street, Ramat Gan

APPENDIX "A"

A list of the assets being charged by way of mortgage as specified hereunder and by assignment by way of mortgage subject to what is stated in Section 30 of the Debenture.

By Federman Enterprises Ltd., Private Company No. 51-227839 (hereinafter - the Mortgagor) to the order of Bank Hapoalim Ltd. (hereinafter: "the Bank").

Serial Number	Description
1.	A fixed charge over 510,000 ordinary shares each of NIS 1 nominal value which are numbered from Number 4055449 to Number 4105448 (inclusive) and from Number 1755449 to Number 2215448 (inclusive) (hereinafter - **the Shares)** of Elbit Systems Ltd. Public Company No. 52-004302-7 (hereinafter - **the Company)** in respect of which the share certificates are being held or are to be held in trust by Poalim Trustee Services Ltd. (hereinafter - **the Trust Company)** including all such rights, revenues and proceeds that the Mortgagor has and that it will have in the future in respect of and in connection with them (including, but not only, bonus shares, if issued, dividends, if distributed) and the profits thereon, the proceeds thereof, the proceeds of their redemption and/or their substitutes (hereinafter jointly and severally - **the Profits)** provided that the foregoing is subject to what is stated in Section 30 of the Debenture
2.	A fixed charge over all the Mortgagor's rights to receive the shares and all the profits and over all the Mortgagor's rights in the Company which are conferred on and will in the future be conferred on the Mortgagor by law, in the Memorandum and/or Articles of the Company and in respect of and in connection with the shares and/or the profits, and all subject to what is stated in Section 30 of the Debenture

(-)

____

Federman Enterprises Ltd

AMENDMENT DOCUMENT

CHARGE NO. 12

Date of Creation of Charge: March 12, 2007

Date of Registration of Charge: March 28, 2007

Which was made and signed on the 25th Day of September, 2007

BETWEEN:	BANK HAPOALIM LTD. (hereinafter - "**The Bank**")	OF THE FIRST PART
AND:	FEDERMAN ENTERPRISES LTD. Private Company No. 51-227839-1 (hereinafter - "**The Mortgagor**")	OF THE SECOND PART

WHEREAS:	The Mortgagor has created a fixed charge and assignment by way of a first ranking mortgage unlimited as to amount in favor of the Bank over shares and the profits thereof as specified in the Debenture, particulars of which are detailed in the heading of this Amendment Document, as amended in an Amendment Document dated April 26, 2007, and this in order to secure the full and precise payment of all such amounts as are due or shall become due in the future to the Bank from the Mortgagor in connection with a credit facility in accordance with the Letter of Undertaking dated March 26, 2007 of 20,000,000 US Dollars (Twenty Million US Dollars) (hereinafter - "**the Letter of Undertaking**"), which the Mortgagor has received , including any charge on the Mortgagor's current account pertaining to the aforementioned Letter of Undertaking, and all in accordance with the said Debenture (hereinafter - "**the Said Debenture**");
AND WHEREAS:	The parties at the Mortgagor's request wish to amend the Said Debenture partially only, as stated hereunder in this Amendment Document;
THEREFORE:	The parties hereby agree to amend the Said Debenture as follows:

(1) In Section 1 of the Debenture after the words 20,000,000 US Dollars (twenty million US Dollars) the following words shall be added: "and in connection with a Credit Facility under the Letter of Undertaking dated September 25, 2007 amounting to 30,000,000 US Dollars (thirty million US Dollars)";

(2) In Section 1 of the Debenture instead of the words: "(hereinafter - "The Letter of Undertaking") the following words shall appear: "(hereinafter together referred to as - "The Letters of Undertaking");

(3) In accordance with what is stated above in Section 2 - wherever the words "the Letter of Undertaking" are mentioned in the Debenture, instead of these words such term shall be read as "the Letters of Undertaking".

(4) In Section 1 of Appendix "A" to the said Debenture as amended in the Amendment Document dated April 26, 2007, after the words: "and also 460,000 Ordinary Shares each having a nominal value of NIS 1 which are numbered from No. 2215449 to No. 2675448 (inclusive)" the following words shall be added: "and also 1,205,000 Ordinary Shares each having a nominal value of NIS 1 which are numbered from No. 2,850,449 to No. 4,005,446 (inclusive)" (hereinafter - "the Additional Shares");

(5) In accordance with what is stated above in Section (4) - the definition of "the Shares" in Appendix "A" to the said Debenture as well as the definition of "the Said Shares" in Section 26 (O) of the said Debenture shall also include the Additional Shares.

All the other details and terms and conditions of the said Debenture shall remain in full force and effect.

AND IN WITNESS WHEREOF THE PARTIES HAVE SIGNED ON THE AFOREMENTIONED DATE:

(-)	(-) (-)
Bank HaPoalim Ltd.	Federman Enterprises Ltd.

Certification of Attorney:

I, the undersigned Raphael Malman, Advocate, being the Attorney acting on behalf of Federman Enterprises Ltd., Private Company No. 512278391, hereby certify that the aforementioned Company signed the above mentioned Document by Messrs Michael Federman, Identity Card No. 06321798 and Dov Nineveh, Identity Card No. 10939163, they being officeholders in the Company as stated in Section 39 of the Company's Law, 5759-1999, and this in accordance with a resolution of the Company which was duly adopted and in accordance with the Documents of Incorporation of the Company and that the said signatures bind the Company in all respects.

September 25, 2007	(-)
Date	Raphael Malman, Advocate